Exhibit 23.1
Deloitte
Deloitte & Touche LLP
Suite 3900
111 SW Fifth Avenue
Portland, OR 97204-3642
USA
Tel: + 1 503 222 1341
Fax + 1 503 224 2172
www.deloitte.com
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 3, 2005, relating to the consolidated financial statements of The Greenbrier Companies, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The Greenbrier Companies, Inc. for the year ended August 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Portland, Oregon
July 24, 2006
Member of
Deloitte Touche Tohmatsu